Exhibit (p)(3)
Code of Ethics
In July 2004, the SEC adopted an important rule (Rule 204A-1) similar to Rule 17J-1 under the Investment Company Act, requiring SEC advisers to adopt a code of ethics. The new rule was designed to prevent fraud by reinforcing fiduciary principles that govern the conduct of advisory firms and their personnel. UVA, as a matter of policy and practice, and consistent with industry best practices and SEC requirements, has adopted the following Code of Ethics covering all supervised persons:
•	All UVA Supervised Persons are required to conduct themselves professionally, with integrity and good faith;
•	To comply with all applicable state and federal laws, rules and regulations, and the Policies and Procedures of the Firm;
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To acknowledge our fiduciary duty to our clients, and our clients right to disclosure of any conflict of interest, and  avoid any action that might conflict with our interests of our clients, or that could be potentially construed as being in conflict with our client’s interests; to this end, in order to ensure that ETF security holders are not disadvantaged, all discussions regarding potential security purchases/sales for the ETFs will be done in privacy so that no outsider has knowledge of such potential security purchases/sales, and no firm employee will be allowed to trade in such potential security purchases/sales until after the ETF decides and either executes or declines

•	To ensure that each supervised person does not put their trading interests ahead of our clients, each supervised person is required to:
o	Report and attest to their initial holdings, including any accounts of which they have a beneficial interest;
o	Custody their personal and related beneficial accounts at one of the Firm’s custodians and under the same Master number as that of the Firm or provide the UVA CCO with monthly statements;
o	Provide transactional records and account statements upon request, and on an annual basis;
o	To hold secure client private, non-public information.
The Firm's current Code of Ethics, and as amended, is incorporated by reference and made a part of these Policies and Procedures.
 Objectives
•	Setting a high ethical standard of business conduct reflecting an adviser's fiduciary obligations;
•	Compliance with federal securities laws;
•	Access persons to periodically report personal securities transactions and holdings, with limited exceptions;
•	Prior approval for any Initial Public Offering or private placement investments by access persons;
•	Reporting of violations;
•	Delivery and acknowledgement of the Code of Ethics by each supervised person;
•	Reviews and sanctions;
•	Recordkeeping; and
•	Summary Form ADV disclosure.

An investment advisor's Code of Ethics and related policies and procedures represent a strong internal control with supervisory reviews to detect and prevent possible insider trading, conflicts of interest and potential regulatory violations.
UVA has adopted procedures to implement the Firm’s policy on personal securities transactions and reviews to monitor and ensure the Firm’s policy is observed, implemented properly and amended or updated, as appropriate, which include the following:
•	A list of the Firm's advisory representatives which is maintained;
•	A list of the Firm’s employees authorized to trade for the ETFs that the Firm sub-advises;
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Employees are to identify any personal investment accounts and any accounts in which the employee has a beneficial interest, including any accounts for the immediate family and household members, upon hire, annually thereafter and upon opening or closing any account(s);

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For SEC registered firms, individuals identified as access persons must receive pre-approval for and report all required information for covered personal securities transactions to the Compliance Officer or other designated officer;

•	Maintains appropriate records of the Firm's advisory representatives and employees, and reports of personal securities transactions, among other things;
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Review all employees’ reports of personal securities transactions for compliance with the Firm’s policies, including the Insider Trading Policy, regulatory requirements and the Firm’s fiduciary duty to its clients, among other things;

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Employees are required to arrange for their personal and related beneficial accounts to be held under the same Custodial Master Account number as that of the Firm or provide the UVA CCO with monthly statements;

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UVA employees must receive pre-approval for security trades by UVA Principals; if employee accounts are  managed as a SMA at Farther, then no pre-clearance for trades originated as part of the SMA service is required;

•	Except for employee accounts which are managed by the Principals of UVA at the Farther RIA on a discretionary basis, all trades in employee self-directed accounts must receive pre-approval.
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UVA Principals and employees may not “trade ahead” of UVA SMA clients at Farther.  Trading in the same block is permissible if a block trade is to be allocated.  If trading is done separately in several SMA accounts, employee and Principal trades are to be last.